Exhibit 99.1
Versar, Inc. Announces Record Revenue and Operating Income for Fiscal Year 2008
Tuesday September 23, 9:20 am ET
SPRINGFIELD, Va.—(BUSINESS WIRE)—Versar, Inc. (Amex:VSR - News) today announced financial results for fiscal year 2008. Versar achieved record gross revenue for fiscal 2008 of $115,602,000, 12.5% greater than gross revenue for the prior fiscal year. Operating Income, which reflects the true health of our ongoing business, grew 32% to $5,491,000 for fiscal 2008 and is the highest in the history of Versar.
The Company completed fiscal year 2008 with a funded backlog of approximately $64 million, an increase of 12% over funded backlog of approximately $57 million at the end of the previous fiscal year. Versar has approximately $12 million of cash on hand and no debt, giving Versar a strong balance sheet-the best in its history. We continue to aggressively pursue business opportunities and have over $200 million in outstanding proposals to the federal government.
Dr. Ted Prociv, President and CEO of Versar said, “Our sales and backlog are strong and growing. Our operating results and very strong balance sheet enable us to make investments in our business, which we anticipate will show results shortly.”
The Company recorded net income after tax, on a fully diluted share basis for fiscal year 2008 of $3,391,000, or $0.36 per share, versus $5,282,000 or $0.62 per share for the previous fiscal year. The decline in EPS is the result of a final tax benefit recorded in fiscal year 2007 which increased net income and earnings per share for that period with no similar benefit recorded in fiscal year 2008. Prior to fiscal year 2007, the Company had a significant amount of tax assets primarily in the form of net operating losses from prior fiscal years.
Below is a detailed proforma analysis comparing fiscal 2007 net income without the tax benefit to net income of fiscal year 2008 and to the most comparable GAAP measure to fiscal year 2007. Such analysis clearly shows that proforma net income and earnings per share increased by 46% and 29%, respectively for fiscal year 2008, over the previous year.

VERSAR, Inc.
Proforma Comparative Analysis
(in thousands)

	FY08	FY07	Change	%
OPERATING INCOME	$5,491	$4,153	$1,338	32%

Interest income, net	($173)	($24)	($149)	621%
Income tax expense (benefit), net	$2,273	($1,105)	$3,378	-306%

INCOME FROM CONT. OPERATIONS	$3,391	$5,282	($1,891)	-36%

Tax benefit recorded in FY07	$0	($2,954)	$2,954	—

Proforma net income	$3,391	$2,328	$1,063	46%

Net income per share — diluted	0.36	0.28	0.08	29%

Weighted average shares — diluted	9331	8466

Gross revenue for the fourth quarter of fiscal year 2008 was $28,491,000, a decrease of 6% over that reported in the fourth quarter of fiscal 2007 resulting from the existence of fewer construction projects in the United States.
Dr. Prociv continued, “In fiscal year 2008, we incurred considerable costs in complying with Sarbanes-Oxley requirements and in establishing an office in Abu Dhabi to capitalize on the strong commercial market in the Middle East. We also continue to heavily invest in our program management capabilities across the Company. That investment is already paying dividends. I expect growth of our revenue and profitability to accelerate in the coming year. Top and bottom line performance continue to be our objective to further enhance shareholder value.”
VERSAR, INC., headquartered in Springfield, VA, is a publicly held international professional services firm supporting government and industry in national defense/homeland defense programs, environmental health and safety and infrastructure revitalization. VERSAR operates a number of web sites, including the corporate Web sites, http://www.versar.com, http://www.homelanddefense.com, and http://www.geomet.com; and a B2B portal for homeland defense products and services, http://www.viap.com and http://www.dtaps.com.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended June 29, 2007. The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

VERSAR, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Years Ended
	June 27,	June 29,	June 30,
	2008	2007	2006
GROSS REVENUE	$115,602	$102,726	$60,888
Purchased services and materials, at cost	68,507	62,750	26,598
Direct costs of services and overhead	33,307	29,154	27,936

GROSS PROFIT	13,788	10,822	6,354

Selling, general and administrative expenses	8,297	6,669	5,673

OPERATING INCOME	5,491	4,153	681

OTHER EXPENSE
Interest income, net	(173)	(24)	(11)
Income tax expense (benefit), net	2,273	(1,105)	(945)

INCOME FROM CONTINUING OPERATIONS	3,391	5,282	1,637

DISCONTINUED OPERATIONS
Loss from discontinued operations	—	—	(290)

LOSS FROM DISCONTINUED OPERATIONS	—	—	(290)

NET INCOME	$3,391	$5,282	$1,347

NET INCOME FROM CONTINUING OPERATIONS PER SHARE — BASIC	$0.38	$0.64	$0.20

NET INCOME FROM CONTINUING OPERATIONS PER SHARE — DILUTED	$0.36	$0.62	$0.20

LOSS FROM DISCONTINUED OPERATIONS — BASIC AND DILUTED	$—	$—	$(0.04)

NET INCOME PER SHARE — BASIC	$0.38	$0.64	$0.17

NET INCOME PER SHARE — DILUTED	$0.36	$0.62	$0.16

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING — BASIC	8,932	8,201	8,057

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING — DILUTED	9,331	8,466	8,347

Contact:
Versar, Inc.
James Dobbs, 703-642-6712
Senior Vice President
jdobbs@versar.com
or
Investor Relations Contact:
Barry Kaplan Associates
Andrew J. Kaplan, 732-747-0702
smallkap@aol.com

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